Exhibit 10.7

Agency Agreement

Between:

●	Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”)

●	NAC Co., Ltd. (hereinafter referred to as “Party B”)

Both parties agree to enter into the following agency agreement (hereinafter referred to as “this Agreement”).

Article 1 (Purpose)

Party A designates Party B as the primary distributor for the sales of 【Labor Robot】 (hereinafter referred to as “the Product”) sold by Party A, and Party B agrees to continuously sell the Product as an agent of Party A. Furthermore, Party B commissions Party A to carry out the following tasks, and Party A agrees to undertake these tasks:

1.	Support tasks for subsidy application submissions for Party B’s customers.

2.	Support for securing and reporting results for IT introduction subsidies.

Article 2 (Sales Commission)

Party B shall transfer 7% of the total sales amount (including tax) of the Product sold to Party B’s customers in the previous month to Party A’s designated bank account by the end of each month. The transfer fee shall be borne by Party B.

Article 3 (Reporting Obligations)

1.	Party A shall report to Party B on the status of the commissioned tasks as necessary.

2.	In addition to the previous paragraph, Party A shall immediately report to Party B if any significant matters that require reporting occur.

3.	Party B shall submit a report to Party A by the end of each month, including the following details:

(1)	Types, quantities, and total sales amount of the Product sold in the previous month.

(2)	Amount of sales commission for the Product sold in the previous month.

(3)	Balance after deducting the sales commission from the total sales amount of the Product sold in the previous month.

Article 4 (Infringement of Third-Party Intellectual Property Rights)

In the event of any disputes regarding third-party patent rights, utility model rights, design rights, trademark rights, copyrights, circuit layout rights, etc. (hereinafter referred to as “Intellectual Property Rights, etc.”) related to the Product, Party A shall be responsible for resolving the issue at their own cost.

Article 5 (Confidentiality)

1.	Party A and Party B shall strictly manage and protect the confidential information obtained during the performance of the commissioned tasks for two years after the termination of this Agreement, and shall not use, process, reproduce, disclose, or leak the confidential information for any purpose other than the objectives of this Agreement.

2.	To comply with these obligations, Party A and Party B shall impose the same confidentiality obligations on their officers and employees (including dispatched workers, contractors, part-timers, and retirees) who have access to the confidential information, and shall be deemed to have violated these obligations if their officers or employees do so.

3.	This Article shall not apply to the following information:

(1)	Information that was already publicly known at the time of disclosure or acquisition.

(2)	Information that was already in possession of the receiving party at the time of disclosure or acquisition.

(3)	Information that became publicly known after disclosure or acquisition without any fault of their own.

(4)	Information that was legally obtained from a third party without any obligation of confidentiality after disclosure or acquisition.

(5)	Information independently obtained before or after disclosure or acquisition.

(6)	Information that is required to be disclosed by law or by an order of a public authority (only in the case of disclosure based on such laws or orders).

Article 6 (Protection of Personal Information)

Party A shall comply with the following provisions when performing the commissioned tasks under this Agreement. The same applies to re-consignees, and Party A shall bear the responsibility for managing and supervising the re-consignees.

(1)	Party A shall not use or disclose the personal information of customers obtained during the performance of the commissioned tasks for purposes other than those of this Agreement, nor disclose or leak it to third parties other than those engaged in the work. The same applies when this Agreement is terminated or canceled, and Party A shall promptly return or dispose of any personal information they hold as instructed by Party B.

(2)	Party A shall exercise necessary and appropriate supervision over its officers and employees to ensure the safe management of personal information to prevent leakage, loss, or damage.

(3)	Party A shall pay particular attention to the handling of personal information and comply with the “Act on the Protection of Personal Information” (Act No. 57 of 2003, promulgated on May 30, 2003).

Article 7 (Exclusion of Anti-Social Forces)

1.	If Party A or Party B falls under any of the following categories, the other party may immediately terminate this Agreement without notice or demand:

(1)	If the representative, responsible person, or person substantially having management control of their company is found to be, or is recognized to have been, a member of an organized crime group, organized crime group member, related party, corporate racketeer, or other anti-social force (hereinafter referred to as “Organized Crime Group Member, etc.”).

(2)	If they have close relationships with organized crime groups or conduct activities that assist such groups.

(3)	If they use deceptive practices, violence, or threats, directly or through third parties, against the other party.

(4)	If they damage the reputation or trust of the other party, directly or through third parties.

(5)	If they interfere with the other party’s business activities, directly or through third parties.

2.	If either Party A or Party B terminates this Agreement under the previous paragraph, the terminating party shall not be liable for any damages or compensation to the other party. If any damage occurs to the terminating party due to the termination, the other party shall be liable for the damages.

3.	If this Agreement is terminated under this Article, the terminating party may also terminate any other agreements between the parties.

Article 8 (Damages)

If Party A or Party B violates this Agreement and causes damage to the other party (including Party B’s customers), they shall be liable for the damages directly caused by the violation.

Article 9 (Prohibition of Transfer)

Party A and Party B shall not transfer or pledge to a third party any or all of the rights and obligations under this Agreement without the prior written consent of the other party.

Article 10 (Actions After Termination of Agreement)

1.	When this Agreement is terminated, Party A and Party B shall promptly settle the obligations they have to each other upon request from the other party and liquidate the relationship of obligations and debts under this Agreement.

2.	When this Agreement is terminated, Party A and Party B shall immediately return all items provided or lent by the other party, or dispose of them as instructed by the other party, and provide all materials related to customers.

3.	The provisions of Articles 6 (Confidentiality), 9 (Prohibition of Transfer), and this Article (Actions After Termination of Agreement) and Article 18 (Governing Law and Jurisdiction) shall remain in effect even after the termination of this Agreement.

Article 11 (Re-consignment)

1.	Party A and Party B shall not consign this matter to any third party. However, if prior written consent is obtained from the other party, this shall not apply.

2.	If Party A consigns the commissioned tasks to a third party, even with prior written consent from Party B, Party A shall impose the same obligations as stipulated in this Agreement on the third party and shall be responsible for the actions and results of the third party.

Article 12 (Loss of Benefit of Time)

If Party A or Party B falls under any of the following categories, the party shall lose the benefit of time without any notice or demand from the other party and shall immediately pay the full amount of their debts under this Agreement:

1.	If they violate any provision of this Agreement or any individual contract.

2.	If a promissory note or check issued or endorsed by them is dishonored even once.

3.	If they file for bankruptcy, company reorganization proceedings, or civil rehabilitation proceedings, or if such an application is made by a third party.

4.	If they become subject to seizure, provisional seizure, provisional disposition, compulsory execution, delinquent tax collection, or auction application by a third party, or if such application is obvious.

5.	If they pass a resolution for dissolution, merger, company split, or transfer of all or part of the business.

6.	If their financial condition significantly deteriorates or is likely to deteriorate.

Article 13 (Contract Termination)

1. Party A and Party B may terminate this Agreement without notice if the other party falls under any of the following categories:

(1)	If they become subject to seizure, provisional seizure, provisional disposition, compulsory execution, delinquent tax collection, or auction application by a third party, or if such application is obvious.

(2)	If they file for bankruptcy, company reorganization proceedings, or civil rehabilitation proceedings, or if such an application is made by a third party.

(3)	If they suspend payment or if a promissory note or check issued by them is dishonored.

(4)	If they receive a revocation of business license or other disposition.

(5)	If they pass a resolution for dissolution.

(6)	If the representative or officer is subject to criminal penalties or it becomes apparent that they will be.

(7)	If their business activities are hindered due to disputes among officers, employees, or shareholders.

(8)	If there are significant changes in the shareholder structure or management body, and it is determined that there are hindrances to the faithful execution of business activities.

(9)	If their financial condition significantly deteriorates or is likely to deteriorate.

(10)	If the trust relationship between Party A and Party B is significantly damaged.

(11)	If significant reasons arise that make the continuation of this Agreement difficult.

(12)	If the other party violates this Agreement and fails to correct the violation within 10 business days despite a request to correct it.

2. The exercise of the right to terminate under this Article shall not be hindered even if there are grounds for blame on the part of the party exercising the right.

3. The exercise of the right to terminate under this Article shall not hinder the party exercising the right from making a claim for damages against the other party.

4. If Party A or Party B terminates this Agreement under the previous paragraph, they shall lose the benefit of time and shall immediately pay the full amount of their debts to the other party.

Article 14 (Force Majeure)

In the event of force majeure such as natural disasters, war, civil war, riots, epidemics, legislative changes, orders or dispositions by public authorities, labor disputes, transportation accidents, communication line accidents, significant increases in raw material or transportation costs, significant fluctuations in foreign exchange rates, or other circumstances not attributable to the parties, neither party shall be liable for any delay, non-performance, or incomplete performance of the Agreement.

Article 15 (Effective Period)

This Agreement shall be effective from November 1, 2022, to October 31, 2023. However, if neither Party A nor Party B makes a separate request by the expiration date, this Agreement shall be automatically extended for another year under the same conditions, and the same shall apply thereafter. Notwithstanding the previous paragraph, Party A and Party B may terminate this Agreement by giving two months’ written notice to the other party.

Article 16 (Compliance with Laws and Regulations)

Party A and Party B shall comply with the provisions of this Agreement, relevant laws, and the instructions and guidance of the supervisory authorities. If Party A fails to comply with relevant laws or instructions/guidance from supervisory authorities, Party A alone shall be responsible, and no disadvantage shall be caused to Party B. Conversely, if Party B fails to comply with relevant laws or instructions/guidance from supervisory authorities or makes fraudulent or inappropriate subsidy applications, Party B alone shall be responsible, and no disadvantage shall be caused to Party A. This mutual confirmation shall be made.

Article 17 (Sincere Consultation)

If any matters not stipulated in this Agreement or any doubts arise regarding the interpretation of this Agreement, Party A and Party B shall consult with each other in good faith to resolve them.

Article 18 (Governing Law and Jurisdiction)

For any disputes arising from this Agreement, the parties agree to the exclusive jurisdiction of the summary court or district court having jurisdiction over the location of the defendant’s head office as the court of first instance.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy.

Date: November 30, 2022

Party A: Robot Consulting Co., Ltd.

Address: 1-7-3 Shinkawa, Chuo-ku, Tokyo

Representative Director: Akihito Usui (Seal)

Party B: NAC Co., Ltd.

Address: 1-25-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Representative Director: Hiroshi Yoshimura (Seal)

Memorandum Concerning the Agency Agreement

This Memorandum Concerning the Agency Agreement (hereinafter referred to as this “Memorandum”) is entered into by and between Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”) and NAC Co., Ltd. (hereinafter referred to as “Party B”) regarding the Agency Agreement concluded on November 30, 2022 (hereinafter referred to as the “Original Agreement”). Party A and Party B agree to the following changes regarding the sales commission and have concluded this Memorandum.

Article 1 (Changes to Sales Commission)

The payment details of the sales commission based on Article 2 of the Original Agreement shall be added as follows:

Party B may offset the monetary claims as investment funds payable to Party A by Party B based on the investment contract concluded between Party A, Party B, and the management shareholders on March 8, 2023, with the payment date of March 15, 2023, against the sales commission debt of Party B to Party A in an equivalent amount.

Article 2 (Effective Date)

This Memorandum shall be effective from March 8, 2023.

Article 3 (Matters for Consultation)

Any matters not specified in this Memorandum shall be governed by the Original Agreement. Additionally, if there are any uncertainties or matters not specified in the Original Agreement or this Memorandum, Party A and Party B shall consult with each other in good faith to resolve them.

In witness whereof, this Memorandum is executed in duplicate, with each party retaining one copy, duly signed or sealed by Party A and Party B.

Date: March 8, 2023

Party A:

Address: 1-7-3 Shinkawa, Chuo-ku, Tokyo

Robot Consulting Co., Ltd.

Representative Director: Akihito Usui (Seal)

Party B:

Address: 1-25-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

NAC Co., Ltd.

Representative Director: Hiroshi Yoshimura (Seal)